Exhibit 14

FIRST ACCEPTANCE CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

I. INTRODUCTION

First Acceptance Corporation (the “Company”) is committed to achieving high standards of business and personal and ethical conduct for itself, its Directors and all personnel. Through performance in accordance with these standards, the Company, its Directors and all of its Team Members will merit and enjoy the respect of one another, the business community, our shareholders, our customers, our suppliers, and the public.

It is the personal responsibility of all Directors and Team Members to acquaint themselves with all legal and policy standards and restrictions applicable to their duties and responsibilities, and to conduct themselves accordingly. Over and above the strictly legal aspects involved, all Directors and Team Members are expected to observe high standards of business and personal ethics in the discharge of their duties. This Code of Business Conduct and Ethics (the “Code”) is designed to help ensure that these things occur.

This Code applies to all Directors and Team Members of the Company and its subsidiaries. “Team Members” means an officer or Team Member of the Company and its affiliates, and it includes Executive Officers, unless otherwise stated. Certain parts of this Code may apply specifically to “Executive Officers,” and are so indicated. “Executive Officer” means a member of the Company’s management so designated by resolution of the Board. All Team Members and Directors are required to read and understand this Code, and compliance with the policies set forth herein is required of all personnel.

This Code is intended to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. Directors and Team Members are encouraged to report violations of laws, regulations, or this Code using the processes described in Section IX of this Code. The Company will not permit retaliation against Directors or Team Members for reports made in good faith.

II. CODE OF CONDUCT

The Company holds a commitment to ethical business practices which extends to every Team Member, Officer, Director, Customer, Vendor or anyone doing business with the Company.  While this policy cannot cover all the rules and regulations that apply to every situation, the values, principles of conduct, standards, policies, and practices it summarizes can help you make the right decisions.

The Company expects 100 percent compliance with all ethical and regulatory standards set.  The Company encourages Team Members to report any concerns about the improper acceptance of gifts, conflicts of interest, improper use of company property, failure to comply with laws and regulations or any illegal acts or violations of policies to the Company’s General Counsel, the Company’s Chief Executive Officer, or to the Compliance Hotline.

Regardless of your position within the Company, anyone who violates the responsibilities set forth in this Code will be subject to appropriate discipline, which may include dismissal.  Non-compliance with certain aspects of the Code may also subject you and the Company to civil and/or criminal liability.

On an annual basis, you will be expected to reaffirm your commitment to the Code and these standards by signing an Acknowledgement Form indicating that you agree to abide by the policies related to business conduct and ethics.  This commitment to personal responsibility will enhance our ability to achieve business success.

III. CONFLICTS OF INTEREST

A. Introduction

For purposes of our Code, a “conflict of interest” occurs when an individual’s private interests interfere in a material way or appears from the perspective of a reasonable person to interfere in a material way with the interests of the Company as a whole. A conflict situation can arise when a Team Member or Director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of the Company’s business. Conflicts of interest may also arise when a Team Member or Director or a member of his or her family, receives improper personal benefits as a result of his or her position at the Company. Notwithstanding the foregoing, accepting things of value in accordance with Section IV.B of this Code shall not constitute the receipt of improper personal benefits.

B. General Policy

The Company must have the confidence of its customers, suppliers and the public. Directors and Team Members must avoid conflicts or the appearance of conflicts, as discussed above. Specifically, Team Members should avoid any outside financial interests that might conflict with the Company’s interests. Such outside interests could include, among other things:

1.	Personal or family financial interests in or indebtedness to enterprises that have business relations with the Company.
2.

Acquiring any interest in outside entities, properties, etc., in which the Company has an interest or potential interest. This would include stock in businesses being considered for acquisition, or real estate or possible new or expanded Company operations.

3.	Conduct of any business not on behalf of the Company with any vendor, supplier, customer or agency or any of their officers or Team Members.

Team Members should report any material transaction or relationship that could result in a conflict of interest to the Company’s General Counsel or Chief Executive Officer.

C. Serving as a Director, Officer or Team Member of a Non-Company Business

The Company expects its Team Members to devote their full energies to their work. Therefore, a Team Members’ outside activities must not affect such Team Member’s performance, reflect adversely on the Company or give rise to a real or apparent conflict of interest with the Team Member’s duties with the Company. Team Members must be alert to potential conflicts of interest and be aware that they may be asked to discontinue any outside activity should such a conflict arise.

Executive Officers must have the written approval of the Company’s Nominating and Corporate Governance Committee in advance of accepting an appointment or position to serve as a Director, partner, owner, Officer, or Team Member of any non-Company business. If the service is permitted, then any Executive Officer acting in this dual capacity must inform the Nominating and Corporate Governance Committee of any matter affecting this dual responsibility at any time and, if warranted, abstain from any discussion or vote arising from this situation. No outside employment of a Company Team Member which may constitute a conflict of interest is permitted unless approved in advance under this Code. Company Directors who accept nominations to serve as directors of other public companies shall, in cases where such nominations have not previously been disclosed, notify in writing the Company’s Nominating and Corporate Governance Committee.

Notwithstanding the foregoing, volunteering in civic and charitable organizations is encouraged for Company Team Members, including Executive Officers. Participation in such activities shall not be deemed to be within an individual’s scope of employment or authority as a Team Member, and the Company assumes no liability therefor.

D. Potential Conflicts by Family and Friends

The above conflict of interest guidelines are not intended to interfere with your personal life, but there may be situations where the actions of family members and close personal friends may cause a Team Member a conflict of interest. For example, gifts or other benefits offered to a Team Member’s family member by suppliers or potential suppliers are considered business gifts and it is the same as if they were given to the Team Member. If a Team Member’s spouse, relative, or close personal friend is directly involved in a business that would like to provide goods or services to the Company, the Team Member cannot use his or her position at the Company to influence the bidding process or negotiation in any way.

E. Political Activities

The Company encourages all Team Members to participate in the political process and respects the right of each Team Member to determine his or her own participation. However, federal law and the laws of many states and foreign countries prohibit corporations from making political contributions. Thus, a Team Member’s contributions to a candidate for elective office or a political party must not be - or appear to be - made with or reimbursed from the Company’s funds or assets. Similarly, Team Members may not devote any worktime to any campaign for a candidate or political party, nor may any Team Member permit any campaign or candidate to use any Company facility or property.

From time to time, the Company identifies legislative issues that affect the Company’s business. In certain instances, the Company may encourage Team Members to support or oppose such legislation. In no instance, however, may any Team Member use a position of authority to make another Team Member feel compelled or pressured to work for or on behalf of any legislation, candidate, political party or committee to make contributions for any political purpose or to cast his or her vote in a particular way.

No funds or assets of the Company will be used for federal, state or local political campaign contributions. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fundraising events or the furnishing of any other goods, services or equipment to political parties or committees.

No funds or assets of the Company will be used directly or indirectly for political contributions outside the United States, even when permitted by applicable law, without the prior written approval of the Chief Executive Officer of the Company.

IV. CORPORATE OPPORTUNITIES

A. Prohibition on Taking Company Corporate Opportunities

Directors and Team Members of the Company stand in a fiduciary relationship to the Company and must advance its legitimate interests when the opportunity to do so arises. It is a breach of this duty for any such person to take advantage of a business opportunity for his or her own or another person’s personal profit or benefit when the opportunity is afforded in consideration of the scope of Team Member’s employment with the Company, and/or when the opportunity would be considered a benefit or advantage to the Company or other Team Members. If such a person so appropriates such a Company corporate opportunity, the Company may claim the benefit of the transaction or business and such person exposes himself or herself to liability in this regard. It is the Company’s policy that no Director or Team Member take a corporate opportunity without the consent of the Board.

B. Understanding Business Gifts and Entertainment

The general purpose of gifts and favors in a business context is to create goodwill. If they do more than that, and have the potential to unduly influence judgment or create a feeling of obligation, Team Members should not accept them, particularly when from a vendor, supplier or customer actively seeking business from the Company.

Team Members are prohibited from accepting gifts of money (or monetary equivalents), such as bonuses, bank checks, traveler’s checks, money orders, investment securities, negotiable instruments or services, payment of credit card charges or the like, regardless of amount whether solicited or unsolicited. In addition, a Team Member may not give anything of value to any customer or potential customer as an inducement to obtain business or favorable treatment. Finally, Team Members are prohibited from giving anything of value to public officials, as an inducement to have a law or regulation enacted, defeated or violated.

Team Members are prohibited from accepting any gifts of value, the value of which is more than $150 (or the equivalent) in the aggregate, as determined by its fair market value, during a calendar year given by, or to, any individual or vendor, supplier or customer. Team Members may not solicit, accept or present gifts, meals, entertainment, travel or lodging as a business inducement or quid pro quo.  Similarly, subject to limited exceptions, Team Members may not solicit any kind of personal gift or benefit from present or potential vendors, suppliers or customers, particularly when they have direct or indirect influence over the hiring or purchasing from that vendor, supplier or customer. These exceptions are listed below.

Under no circumstances may a Team Member:

•Offer, solicit or accept bribes

•	Solicit, accept or present gifts, meals, entertainment, travel or lodging as a business inducement or quid pro quo
•	Attempt to inappropriately influence another person’s good business judgment, impartiality, fiduciary duties or loyalty

•Knowingly create a conflict of interest in light of customary industry practices

•Knowingly violate the specific practices of the other party or the law

The following transactions are permitted and shall be considered an exception to the general prohibition against accepting things of value:

•

Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with parents, children or spouse) when the circumstances make it clear that it is those relationships, rather than the business of the Company, that are the motivating factors;

•

Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

•	Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items are permitted;
•	Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement or Christmas are permitted;
•	Acceptance of civic, charitable, education, or religious organizational awards for recognition of service and accomplishment.

If you encounter situations in which you are not sure of your obligations, you should consult the Company’s General Counsel and seek ultimate approval from the Chief Executive Officer.

The purpose of this policy is to avoid violations of law and to ensure that the Company’s business is safeguarded from undue influence of bribery and personal favors. Whenever you have dealings with persons who have business with the Company, the requirements of the law must be kept in mind. Necessarily, the application of the policy stated herein will require good judgment and common sense.

It is inevitable and desirable that you will have individual business and personal relationships with the Company’s customers, vendors, suppliers and others who do business with the Company even though such individual business and personal relationship is not connected with the Company’s business. This policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes. However, you should not solicit any special favors in recognition of your relationship with the Company.

C. Bribery and Kickbacks Prohibited

The Company will comply with applicable anti-bribery laws prohibiting domestic and foreign bribery of government officials including, but not limited to, the Foreign Corrupt Practices Act (FCPA), or successor legislation.  The Company requires all Team Members acting on its behalf to comply with the FCPA and similar anti-bribery laws.  Bribes and kickbacks are criminal acts, strictly prohibited by law.  Thus, Team Members must not offer, give, solicit or receive a form of bribe or kickback anywhere in the world.

D. Dealings with Independent Auditors

Team Members shall not, directly or indirectly, make or cause to be made materially false or misleading statements to an auditor in connection with an audit, review or examination of the Company’s financial statements or the preparation or filing of documents or reports with the Securities and Exchange Commission (SEC). Team Members, officers and Directors shall not, directly or indirectly, omit to state, or cause another person to omit to state, material facts that are necessary to keep the statements made by them in connection with the audit, review or examination of the Company’s financial statements or the preparation or filing of documents or reports with the SEC from being misleading.  Team Members, officers and Directors shall not, directly or indirectly, take action to coerce, manipulate, mislead or fraudulently influence an independent auditor engaged in the performance of an audit or review of the Company’s financial statement.

V. CONFIDENTIALITY AND PRESERVATION OF RECORDS

Team Members frequently have access to confidential information concerning the Company’s business. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Safeguarding confidential information is essential to the conduct of the Company. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know.

No Team Member may disclose confidential information of any type to anyone except persons within the Company who need to know. Information regarding a customer may not be released to third parties, government, or other organizations, without the consent of the customer unless required by law. Any requests for information arising through a legal process (e.g., subpoena or court order) must first be referred to the Company’s General Counsel before the release of the information.

Whenever a Team Member becomes aware of an investigation which affects the Company, he or she shall immediately notify the Company’s General Counsel. Notwithstanding any Company records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed or destroyed. For purposes of this section, “records” means any of hard copy, paper documents and electronic records, including but not limited to, e-mail, voicemail and the contents of hard drives.

Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002.

VI. BUSINESS CONDUCT AND FAIR DEALING

A. General Policy

Each Company Team Member and Director must endeavor to deal fairly with the Company‘s customers, vendors, suppliers, competitors and other Team Members. No Team Member or Director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of a material fact, or any other unfair-dealing practice.

B. Antitrust Matters

The Company wishes to comply with the antitrust laws of the United States and with the competition laws in every country in which the Company conducts business because it is committed to fair and open competition. The Company believes that the long-range interests of its shareholders, customers, and personnel are best served by following business practices based on compliance with the law and respect for the operation of a free-market economy.

An antitrust violation is a serious matter. Under federal law, for certain violations such as price fixing, felony convictions are provided, and a corporation may be fined up to $10 million if convicted. Individuals may be fined up to $350,000, or imprisoned for up to three years, or both. Many states’ laws also provide criminal penalties. Antitrust violations may also subject the Company to extremely costly litigation and civil damages. Companies or individuals that are harmed as a result of antitrust violations are entitled to recover three times the amount of the actual damages, plus attorneys’ fees.

C. Relations with Competitors

Company personnel are prohibited from entering into discussions, formal agreements, or informal understandings with competitors concerning any material aspect of the Company’s business. This includes such issues as prices and anything that affects prices, such as general pricing policies, wages, costs, profits, terms of sale, discounts and allowances and promotions. Other forbidden topics include market share, sales territory, choice of customers, products and services to be offered, bidding strategy, customer allocation and territory allocation.

The policy against communications with competitors also includes listening to or receiving information, even if unsolicited from competitors. Company personnel shall not send to or receive from a competitor any kind of price information. Information concerning competitors’ pricing activities, including published price lists generally circulated to the trade, may be obtained only from the Company’s customers or other non-competitive sources. However, the Company’s personnel are prohibited from using customers as conduits to enable the Company to communicate with competitors.

The Company’s policy regarding the setting of Company prices requires that all prices be determined independently by the Company, in light of Company costs, market conditions, and competitive prices. Competitive prices may be considered in making pricing decisions, but they should be obtained only from publicly available published lists or from customers.

D. Relations with Customers

As a general rule, the Company has the right to select its customers and to determine with whom it does business. The Company also has the right to refuse to do business with a person or company, provided that decision is made independently. Any refusal to deal with a potential customer must not be part of an agreement with another person or company, whether formal or informal, or part of a plan to injure competition, obtain a monopoly, or otherwise restrain trade.

E. Relations with Vendors and Suppliers

The Company is free to choose its vendors and suppliers and to refuse to do business with any particular vendor or supplier, so long as that decision is made independently and does not involve any agreement with another company or person.

As a general rule, it is against Company policy to enter into exclusive arrangements with vendors or suppliers which unreasonably restrict the vendors’ or suppliers’ ability to deal with competitors of the Company. Certain types of exclusive agreements with vendors or suppliers are permissible, and legal counsel should be consulted before entering into any such arrangements.

F. Mergers, Acquisitions and Joint Ventures

These activities may violate the antitrust laws if their effect presently or in the future may be to lessen competition substantially or to tend to create a monopoly. Certain acquisitions or divestitures that meet minimum government requirements must be reported to federal agencies in advance. In those instances, the Company must observe statutory waiting periods before completing the transaction. Failure to notify can result in severe penalties. Therefore, Company personnel must consult Company counsel as soon as a merger, acquisition, or joint venture, or even a partial acquisition is contemplated, and he or she is to be kept advised of all developments including proposed closing dates.

G. Unfair Methods of Competition and Deceptive Advertising and Practices

Federal law and the laws of many states prohibit unfair methods of competition and unfair or deceptive acts or practices. These statutes are broad in scope and prohibit, among other things, deceptive advertising, as well as statements or pricing that tend to convey a false impression of a value of the product or are otherwise misleading. Company personnel should avoid any practice that could be construed as unethical or as an unfair method of competition or a deceptive or unfair practice.

H. Providing False and Misleading information and/or Falsification of Customer Records

It is considered a crime in many states to falsify any business or customer record with the intent to defraud or indirectly or directly induce action against another’s best interests.  As such, it is against Company policy for any Team Member to intentionally, or in a grossly negligent manner, misrepresent, falsify, alter, remove or otherwise misuse Company and/or customer data while conducting the business of the organization.  Violations of this policy include:

•	Withholding requested and relevant information, or furnishing false or misleading information (oral or written), including but not limited to, in the preparation of an insurance policy or application.
•	Possession, use or attempted use of any form of fraudulent identification or information, including but not limited to, in insurance claims adjusting, underwriting or rating.
•	Forgery, alteration or misuse of any Company document, material, file, record or instrument of identification.
•	Deliberately and purposefully providing false or misleading verbal or written information about another person.

Penalty for a violation of this policy may result in disciplinary action, up to and including termination.

VII. PROTECTION AND USE OF COMPANY PROPERTY

A. Company Property

Team Members and Directors have a duty to protect and conserve Company property and to insure its efficient use for proper purposes. All Company assets shall be used for legitimate business purposes and not for personal gain. Team Members of the Company are to take care and responsibility to safeguard the property of the Company within reason. Notwithstanding the foregoing, at no time is a Company Team Member to put his/her person at risk to safeguard Company property. Company property includes, but is not limited to: (i) all physical property of the Company whether leased or owned by the Company and includes all fixtures; (ii) all books and records in possession of the Company; (iii) all marketing studies, advertising or promotional materials, customer lists, logs, reports or any other forms or surveys that are in the Company’s possession; and (iv) all proprietary software.

B. Use of Technology

Electronic mail and e-mail systems (including electronic bulletin boards) are property of the Company and must be used primarily for business purposes and only occasionally for personal reasons. The use of e-mail must conform to the policies and values of the Company. Among other things, messages which violate any of the Company’s policies or invite participation in illegal activities, such as gambling or the use and sale of controlled substances, are prohibited. Statements which, if made in any other forum, would violate any of the

Company’s policies, including without limitation, policies against harassment or discrimination and the misuse of confidential information, are prohibited to the same extent in an e-mail message. E-mail systems may be used to transmit sensitive information only when such information is adequately protected. Subject to applicable laws and regulations, the Company reserves the right to monitor, review and disclose e-mail and voicemail as it deems appropriate.

The Internet is an efficient and valuable business tool and is to be used primarily for business purposes. The Company reserves the right to access all information on Company computers, including but not limited to e-mail and history of internet usage, even where personal passwords have been assigned. If you have questions about the use of your computer, the Internet, e-mail or voice mail, please see your supervisor.

VIII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A. General

Directors and Team Members must comply fully with applicable laws, rules and regulations at all times. In particular, Directors and Team Members should take note of laws, rules and regulations regarding the integrity of the Company’s records, insider trading and fair employment practices.

B. Integrity of Company Records

Accuracy and reliability in the preparation of all business records, financial statements and reports to regulatory and other government agencies is of critical importance to the corporate decision-making process and to the proper discharge of the Company’s financial, legal and reporting obligations.

To this end, the Company shall:

•	Comply with generally accepted accounting principles at all times;
•	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
•	Maintain books and records that accurately and fairly reflect the Company’s transactions;
•	Prohibit the establishment of any undisclosed or unrecorded funds or assets;
•

Maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared; and

•	Maintain disclosure controls and procedures which ensure that material information relating to the Company and its subsidiaries is made known to the Company’s senior management on a timely basis.

All business records, expense accounts, vouchers, bills, payroll, service records and other statements and reports are to be prepared with care and honesty. False or misleading entries are prohibited. All corporate funds and assets are to be recorded in accordance with applicable corporate procedures. Compliance with accounting procedures and internal control procedures is required at all times. It is the responsibility of all Team Members to ensure that both the letter and the spirit of corporate accounting and internal control procedures are strictly adhered to at all times.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be a violation of this Code for any officer or Director of the Company or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent or certified accountant engaged in the performance of an audit of the Company’s financial statements for the purposes of rendering such financial statements materially misleading.

C. Compliance with Insider Trading Laws

Stock transactions are regulated by numerous complex laws. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations.

1.	You may not trade in the Company’s stock when you have material information about the Company that has not been publicly released.
2.

Directors, executive officers, and certain other Company Team Members are prohibited from trading in Company stock during the period beginning two weeks prior to the end of each quarter (March 31, June 30, September 30 and December 31) and ending 48 hours after the Company releases its earnings. The Company may also impose special blackout periods during which trading is also prohibited.

3.	Directors and executive officers with the position of Vice President or above must inform the Company’s Treasurer of any purchase of Company stock for appropriate reporting.
4.	You may not engage in transactions in which you may profit from short-term speculative swings in the value of Company stock.

The consequences of violating insider trading laws can include civil penalties, criminal penalties and jail terms.

D. Fair Employment Practices

Diversity is not only a welcomed reality in today’s competitive work force, but also a key to increased productivity. Team Members at the Company were recruited, selected and hired on the basis of individual merit and ability with respect to the position filled. As a business comprised of talented and diverse Team Members, the Company must be committed to the fair and effective utilization of all Team Members without regard to race, color, religion, national origin, sex, gender, sexual orientation, age or disability, veteran status, marital status, or any other characteristic protected by law unrelated to ability to do the job.  Team Members must all keep in mind that equal employment opportunity is indispensable in every aspect of the employment relationship. The relationship covers origin, training, working conditions, benefits, compensation practices, employment functions (including promotion, demotion, discipline, transfer, termination and reduction in force) and Company sponsored educational, social and recreational programs. The Company will move affirmatively and aggressively toward full and equal participation for each and every one of its Team Members as a matter of sound moral, legal and business policy. The Company steadfastly requires all of its Team Members to treat each other, regardless of title or position, with the fairness and respect necessary to maintain a diverse place of employment that encourages each person to contribute to her or his fullest potential.

Sexual Harassment. Every person conducting business on the Company premises, whether or not employed by the Company, must refrain from engaging in any verbal or physical conduct that could be construed as sexual harassment. Such conduct may consist of making unwelcome sexual advances, or engaging in coercive behavior that is sexual in nature when the rejection of or submission to such conduct affects, either implicitly or explicitly, a Team Member’s status of employment (e.g., pay, promotion, assignment, termination, etc.). In addition to offending—if not injuring—the victim of such conduct, sexual harassment is counterproductive to sound business policy.

Harassment may consist of:

•	Verbal harassment, such as threats or other abusive language, epithets, derogatory comments or slurs
•	Harassment through visual media, such as inappropriate posters, photographs, cartoons, drawings or gestures
•	Physical harassment, such as assault or other physical aggression, unwanted touching or blocking normal movement
•

Sexual harassment—whether directed toward a person of the same or opposite gender including unwelcome sexual advances, requests for sexual favors and other physical, verbal or visual conduct based on gender

•	Retaliation for reporting harassment or threatening to report harassment

Our harassment-free workplace policy applies both to the workplace and to settings outside the workplace.

E. Commitment to Non-Retaliation

It is important that every Team Member feel that he or she can freely point out conduct that may be contrary to the Code. Accordingly, the Company is committed to protecting everyone who, in good faith, makes a report or participates in an investigation. Retaliation, harassment and reprisals of any kind will not be tolerated.

F. Government Requests

It is the Company’s policy to cooperate with all reasonable requests from government authorities. All requests for information should be responded to with complete and accurate information. In addition, documents should always be retained in accordance with the Company’s document retention policy and should never be concealed, altered or destroyed in anticipation of, or in response to, any investigation. Any request for information from a government authority, other than routine items requested in the ordinary course of business, should be reported to the Company’s General Counsel so that the Company may consult its legal counsel about the request prior to providing any information.

G. Safety and Health

The Company is committed to its Team Members and to providing and maintaining safe and healthful working conditions. The Company is a “drug-free workplace” and a “tobacco free workplace.” The Company maintains an on-site security program for the protection of its Team Members, as well as its property. Personal injuries and illnesses arising out of occurrences at work result in poor morale, lost production, lost wages, medical expense, worker's compensation and disability expense and the loss of enjoyment of life by Team Members. A successful safety and health program must be the joint responsibility of the Company and its Team Members. The Company is committed to providing working conditions that comply with all applicable laws, regulations and standards affecting safety and health. All Team Members are required to know and observe the safety and health laws, regulations and standards applicable to their particular jobs, areas and equipment and to report to the Company anything that violates those laws, regulations or standards or is unsafe or unhealthy.

H. Making Public Statements

You share a duty to preserve the Company’s reputation as well as a duty to protect its confidential information. Any inquiries from reporters or other members of the media should be referred to the Public Relations Department without further response. In addition, all press releases, statements to the press, or requests for media interviews or speaking engagements must be approved in advance by the Company’s General Counsel and Senior Vice President of Marketing.

I. Participating in Social Media Responsibly

Although the Company believes that all individuals should be free to engage in social media and other on-line activities, only certain individuals are authorized to communicate on behalf of the Company through social media sites. If participating in social media is not one of your responsibilities, you must be extremely careful not to use confidential information on any social media sites, such as Twitter, Instagram, blogs, or similar sites. Also, when using social media or engaging in any other on-line activities in your personal capacity, take care to ensure that your opinions and ideas are clearly expressed as your personal thoughts, and not those of the organization.

Note also that use of personal email, social media, instant messaging or online storage to transmit or receive customer data or to conduct business is strictly prohibited.

Regardless of whether you are engaging in such activities in your personal capacity or as part of your job at the Company, you should refrain from making untrue or prejudicial statements about the Company or our competitors, or from disclosing confidential information. You should never use social media—or any other means of communication—to harass or bully your colleagues or individuals or entities with whom we conduct business.

IX. COMPLIANCE WITH AND IMPLEMENTATION OF CODE OF BUSINESS CONDUCT

A. General

All Team Members are required to read, understand and refer to this Code. Compliance with the conduct policies set forth in this Code is required of all personnel. Enforcement is the direct responsibility of every supervisor. Managers and supervisors may be sanctioned for failure to instruct adequately their subordinates or for failing to detect non-compliance with applicable policies and legal requirements, where reasonable diligence on the part of the manager or supervisor would have led to the discovery of any problems or violations and given the Company the opportunity to correct them earlier.

If a Team Member is approached by anyone inside or outside of the Company with a request to do something the Team Member recognizes to be illegal or unethical, the Team Member should refuse. The Team Member should tell the person making the request that such conduct is contrary to the Company’s policy and then report the incident to the Team Member’s supervisor. No supervisor may direct a subordinate to violate this Code.

Team Members should immediately disassociate themselves from taking part in any discussions, activities, or other situations that they recognize to be potentially illegal or unethical.

If a Team Member becomes aware of any illegal or unethical conduct or behavior in violation of this Code by anyone working for or on behalf of the Company, that Team Member should report it promptly, fully and objectively to the Company’s Compliance Hotline at 1-800-693-8399. The Company will attempt to treat such reports confidentially and to protect the identity of the Team Member who has made the request to the maximum extent and as may be permitted under applicable law. All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, the Company’s General Counsel shall see that corrective action takes place appropriately.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED. TEAM MEMBERS SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY ARE SPECIFICALLY ADDRESSED IN THE CODE.

B. Questions Regarding Code

General questions regarding this Code or the application of this Code to particular situations may be directed to the Company’s General Counsel. Questions from Directors and Executive Officers may also be discussed with the Chairman or Secretary of the Board of Directors or the Chairman of the Audit Committee.

C. Determination of Violations

Determinations regarding whether a violation of this Code has occurred shall be made as follows:

1.	Process:
(a)	If the alleged violation under consideration concerns an Executive Officer or Director, the determination of the existence of any violation shall be made by the Audit Committee.
(b)

If the situation under consideration concerns any other Team Member, the determination of the existence of a violation shall be made by the Audit Committee, in consultation with the Company’s General Counsel.

(c)

The decision as to whether a violation has occurred shall document the decision and forward the documentation to the Company’s General Counsel for filing and retention. These files shall be available to the Internal Audit Department.

(d)

In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to the Company or the benefit to the Director, Executive Officer, or Team Member, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

2.

Acts or omissions determined to be violations of this Code by other than the Audit Committee under the process set forth above shall be reported by the Company’s General Counsel and/or Audit Committee.

D. Request for Waivers

A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code.

1.	Process:

(a)

If the request under consideration relates to an Executive Officer or Director, the determination with respect to the waiver shall be made by the Audit Committee, in consultation with the Company’s General Counsel, and submitted to the Board for ratification.

(b)

If the request under consideration relates to any other Team Member, the determination shall be made by the Company’s Chief Executive Officer unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

(c)

The decision with respect to the waiver requested shall be documented and forwarded to the Company’s General Counsel for filing and retention. These files shall be available to the Internal Audit Department.

2.	All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported by the Company’s General Counsel to the Audit Committee.
3.	Waivers will not be granted except under extraordinary or special circumstances.
4.	To the extent determined to be required or appropriate by the Company’s Board of Directors in consultation with the legal counsel, waivers shall be publicly disclosed on a timely basis.

E. Good Faith Reporting of Wrongdoing

1.

Team Members of the Company are protected, to the extent provided by law, against retaliation by the Company when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or the Company itself, regarding conduct which the Team Member reasonably believes relates to fraud against the Company’s shareholders.

2.

Good faith reports of wrongdoing should be reported to the Compliance Hotline.  A thorough investigation will be undertaken by a member of the Board of Directors, as applicable, and appropriate action taken.

(a)

“Good faith report” shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

(b)

“Wrongdoing” shall mean a violation which is not of a merely technical or minimal nature of a federal or state statute or regulation or of this Code designed to protect the interest of the public or the Company.

3.

The Sarbanes-Oxley Act of 2002 requires that the Company’s Audit Committee establish procedures for confidential, anonymous submission of Team Member concerns regarding questionable accounting or auditing matters. Team Member complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

4.	The report will be handled promptly, discreetly, and professionally. The General Counsel will maintain a record of each report of unethical conduct and a summary of the action taken.
5.

When an investigation is completed, the Company will take appropriate corrective or disciplinary action, up to and including termination. While you may be informed when an investigation has concluded, it is not always appropriate for the details or results of an investigation to be shared.

6.	When acting in good faith, you will not be disciplined or be retaliated against in any way for asking questions or voicing concerns about the Company’s legal or ethical obligations.

It is the policy of the Company to comply with both the letter and the spirit of the federal laws and regulations that govern the Company’s activities. All operating policies, procedures and forms used to conduct the Company’s business shall be in conformity with applicable federal laws and regulations. Any Team Member who violates a provision of this Code is subject to applicable disciplinary action ranging from warnings and reprimand up to and including termination, and, where appropriate, the filing of a civil or criminal complaint. Directors who violate a provision of this Code are subject to such sanction as the Board of Directors shall impose. Notwithstanding the foregoing, the Company also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

X. DISCLAIMER OF EMPLOYMENT CONTRACT

This Code is neither an employment contract nor any guaranty of continued employment. The employment relationship between the Company and its Team Members is “at will.” The Company’s policies, guidelines and related procedures are subject to unilateral change by the Company at any time.

XI. RESERVATION OF RIGHTS

The Company reserves the right to amend this Code, in whole or in part, at any time and solely at its discretion. Any amendments, to the extent determined to be required or appropriate by the Board of Directors in consultation with the legal counsel, shall be publicly disclosed on a timely basis.

XII. CERTIFICATION

Each Director and Team Member will be required to read or review this Code each year and certify, in writing, that he or she understands his or her responsibilities to comply with the guidelines and provisions set forth herein.